Exhibit 99.1

EVgo Hires Technology Infrastructure Industry Veteran

Dennis Kish as Chief Operating Officer

Addition to management team bolsters EVgo’s efforts to scale EV charging solutions to meet growing demand

LOS ANGELES – January 5, 2022 – EVgo Inc. (Nasdaq: EVGO), the nation’s largest public fast charging network for electric vehicles (EVs) and only platform powered by 100% renewable electricity, today announced the appointment of Dennis Kish as Chief Operating Officer (COO), effective January 2022. Kish brings over 30 years of experience in the high technology and infrastructure sectors, and as EVgo’s COO he will oversee all charger installation activities related to contractual commitments and public and fleet network expansion, including site development, engineering and construction, and contract management. Kish will also lead EVgo’s asset management, field operations, and customer care functions – all of which support the company’s deployment and network throughput growth targets.

Prior to joining EVgo, Kish served in numerous leadership roles including President of Google Fiber, where he oversaw the development of distributed fiber optic networks across the country to directly serve US consumers. In addition, he previously held positions as Senior Vice President & General Manager at both Qualcomm and NXP, delivering billions of semiconductor chips to the wireless market segment throughout his tenure. A graduate of Michigan State University with a Bachelor of Science degree in Electrical Engineering, Kish has lived and worked in North America, Europe and Asia, holding several roles that focused on operational responsibilities including infrastructure engineering and construction, manufacturing, supply chain management, quality, and program management.

“Having a dedicated executive with Dennis Kish’s experience in infrastructure and technology will further bolster EVgo’s leadership in scaling operations, deploying larger sites for our public network and fleet customers, and in maintaining best-in-sector uptime and reliability,” said Cathy Zoi, CEO of EVgo. “Dennis has been in the trenches and in the C-suites: he understands the challenges of high growth, capital-intensive technology infrastructure businesses and has a track record of creatively addressing ecosystem friction to speed deployments and deliver customer satisfaction. I am delighted he’ll be bringing that experience to bear to the EV charging sector at EVgo.”

Throughout his career, Kish has specialized in implementing operational efficiency in rapidly scaling teams while simultaneously ensuring category-leading customer satisfaction. As COO, Kish will leverage his expertise to further strengthen EVgo’s charging network, focusing on streamlining installation and further enhancing reliability. Kish has deep experience in managing the complexities of rapid infrastructure deployment across various state and local jurisdictions and can build upon EVgo’s Connect the Watts™ initiative.

“EVgo is already a market leader. I look forward to applying my experience to help scale and extend EVgo’s infrastructure footprint and enhance its reputation for reliability to new heights. The rapid growth in the EV space requires coordination and collaboration between a variety of stakeholders – internal and external. I’m thrilled to take on the challenge and support EVgo’s mission to accelerate transportation electrification,” added Kish.

Exhibit 99.1

For more information around the locations of EV chargers within the EVgo charging network, visit www.evgo.com.

About EVgo

EVgo (Nasdaq: EVGO) is the nation’s largest public fast charging network for electric vehicles, and the first to be powered by 100% renewable energy. With more than 800 fast charging locations, EVgo’s owned and operated charging network serves over 68 metropolitan areas across 35 states and more than 310,000 customer accounts. Founded in 2010, EVgo leads the way on transportation electrification, partnering with automakers; fleet and rideshare operators; retail hosts such as hotels, shopping centers, gas stations and parking lot operators; and other stakeholders to deploy advanced charging technology to expand network availability and make it easier for drivers across the U.S. to enjoy the benefits of driving an EV. As a charging technology first mover, EVgo works closely with business and government leaders to accelerate the ubiquitous adoption of EVs by providing a reliable and convenient charging experience close to where drivers live, work and play, whether for a daily commute or a commercial fleet.

Contacts

For Investors:

Ted Brooks, VP of Investor Relations

investors@evgo.com

310-954-2943

For Media:

press@evgo.com